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                                                                   EXHIBIT 99.11

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Post-Effective Amendment No. 3 to the Registration Statement of First Global Equity Portfolio on Form N-1A (File No. 811-9072) (the "Registration Statement") of our report dated January 2, 1997 on our audit of the financial statements and financial highlights of First Global Equity Portfolio. We also consent to the reference to our Firm under the heading "Item 16. Investment Advisory and Other Services-Accountants" and "Item
23. Financial Statements" in the Statement of Additional Information (the "SAI") which is part of the Registration Statement. We also consent to the reference to our Firm as experts under the heading "Item 23. Financial Statements" in the SAI which is part of this Registration Statement.


                                        COOPERS & LYBRAND L.L.P.


New York, New York
January 10, 1997